Securities Purchased in Underwritings Involving
Transactions with Affiliated Broker Dealers
Subject to Rule 10f-3 Under the Investment Company Act of 1940
"10f-3 TRANSACTIONS FOR THE PERIOD SEPTEMBER 1, 2001 THROUGH
NOVEMBER 30, 2001"

ALLIANCE ALL MARKET ADVANTAGE FUND




					                  Shares
					                 Purchased
		Date 	    Shares        Price per     by Fund
Security *     Purchased   Purchased        Share            Group
Principal      10/22/01      4,500         $18.50         17,600
Financial
Group
Inc.


Total	           % of Offering
Shares		Purchased					Shares
Offered            By			Purchased		held
(000)		Group(1)		From			11/30/01
100,000	0.02%			       Goldman	              0
					Sachs




"* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public."

** Indicates the purchase of an Eligible Rule 144A Security.

"1) Purchases by all Alliance Funds, including the Fund, may not exceed: "

"     a)   if purchased in an offering other than an Eligible Rule
144A Offering, 25% of the principal amount " of the offering of such class; or

"     b)   if purchased in an Eligible Rule 144A Offering,
25% of the total of (i) the principal amount of the "
offering of such class sold by underwriters or members of the selling syndicate to qualified
"     institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent " public offering.